Exhibit No. (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-262635 on Form S-3 and Registration Statement Nos. 33-49050, 33-58402, 33-64689, 333-02607, 333-06996, 333-17367, 333-43647, 333-94139, 333-51922, 333-61010, 333-62358, 333-89314, 333-104099, 333-115347, 333-155380, 333-161986, 333-163891, 333-173725, 333-214818, 333-233917, 333-255625, 333-264323, and 333-267480 on Form S-8 of our reports dated February 9, 2023, relating to the consolidated financial statements and financial statement schedule of Kimberly-Clark Corporation and subsidiaries (the “Corporation”) and the effectiveness of the Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Corporation for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Dallas, Texas
February 9, 2023